Exhibit 3.8

THE COMPANIES ACTS 1985 TO 1989

PRIVATE LIMITED COMPANY
(Incorporated on 20 November 1998 and 17 December 2003)

MEMORANDUM OF ASSOCIATION

OF

INMARSAT VENTURES LIMITED

(As altered by special resolutions passed on 15 April 1999, 15 March 2001 and 17 December 2003)

THE COMPANIES ACTS 1985 TO 1989

PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

OF

INMARSAT VENTURES LIMITED(1)

1.                                 The name of the Company is INMARSAT VENTURES LIMITED(1).

2.                                 The Company is to be a private company.

3.                                 The registered office of the Company is to be situated in England and Wales.

4.                                 The objects for which the Company is established are:

(1)                            To carry on the business or businesses of a holding and investment company in all its branches and to acquire by purchase, lease, concession, grant, licence or otherwise such businesses, options, rights, privileges, shares, debentures, debenture stock, bonds, obligations, securities, reversionary interests, annuities, policies of assurance and other property and rights in property as the Company shall deem fit and generally to hold, manage, develop, lease, sell or dispose of the same;  and to vary any of the investments of the Company, to act as trustees of any deeds constituting or securing any debentures, debenture stock or other securities or obligations;  to enter into, assist or participate in financial, commercial, mercantile, industrial and other transactions, undertakings and businesses of every description, and to establish, carry on, develop and extend the same or sell, dispose of or otherwise turn the same to account, and to co-ordinate the policy and administration of any companies of which this Company is a member or which are in any manner controlled by or connected with the Company, and to carry on all or any of the businesses of capitalists, trustees, financiers, financial agents, company promoters, bill discounters, insurance brokers and agents, mortgage brokers, rent and debt collectors, stock and share brokers and dealers and commission and general agents, merchants and traders;  and to manufacture, buy, sell, maintain, repair and deal in plant machinery, tools, articles and things of all kinds capable of being used for the purposes of the above-mentioned businesses or any of them, or likely to be required by customers of or persons having dealings with the Company.

(2)                            To provide and support global, regional and domestic satellite services, including, without limitation, maritime, aeronautical, land based communications services, radiodetermination (including radionavigation) and distress and safety services and all related and associated infrastructure wherever located.

(1)          As amended by resolution in writing on 17 December 2003.

(3)                            To conduct, and to promote the conduct by other persons of, research and development in connection with any of the activities of the Company authorised in this Memorandum and in any other area which might benefit the business of the Company or of persons having or likely to have dealings with the Company; to establish, maintain and operate research stations, laboratories, plants, workshops, field stations, testing sites, facilities and establishments and generally to engage in research and development for the Company and for other persons and to turn to account the results thereof.

(4)                            To provide for the benefit of other persons consultancy, advisory, training and management services concerning or connected with anything that the Company does in the exercise of its powers or has power to do, or in which the Company has gained or developed expertise in the course of its business, and to provide training and educational courses, instruction, documentation and material for employees of the Company and for other persons in matters which in the opinion of the Company are connected with, or concern or are of benefit to, the businesses and activities of the Company or which utilize the Company’s communications systems or services.

(5)                            To accept, design, display, publish, broadcast, transmit, distribute or reproduce in any form whatsoever advertisements and publicity and promotional material of the Company; to acquire, dispose of and use advertising time and space in any media; to develop, produce and undertake advertising, publicity and promotional campaigns and competitions for itself; and to undertake, promote and sponsor any product, service, event, individual or publication which in the opinion of the Company will promote advance or publicise any activity of the Company.

(6)                            To invent, design, develop, construct, manufacture, produce, erect, assemble, test, import, export, alter, install, maintain, repair, renovate, refurbish, recondition, utilise, operate, manage, purchase, sell, hire, hire out, supply and otherwise deal in all kinds of equipment, apparatus, plant, machinery, appliances, articles, things, accessories, components, fittings, tools, materials, substances, products, computers, computer programs and software which are required or are likely to be required by the Company or other persons for the purposes of, or in connection with, any of the businesses of the Company or which in the opinion of the Company may be conveniently or advantageously dealt with by the Company in connection or association with any of its objects or the objects of any of its subsidiaries.

(7)                            To represent persons at meetings of local, national and international organisations and bodies concerned with activities connected or associated with any of the businesses of the Company, to provide services of all kinds to such organisations and bodies and to negotiate and enter into national and international agreements and standards relating to matters of concern or interest to the Company or persons represented by, or having dealings with, the Company.

(8)                            To carry on all or any of the businesses of, and provide services associated with, engineers (including without limitation, telecommunications, mechanical, chemical, electrical, civil, heating and ventilation engineers).

(9)                            To purchase, take on lease or otherwise acquire, or occupy, any estates, lands, buildings, easements or other interests in, or rights or privileges relating to, real estate; to purchase, take on lease or otherwise acquire and exploit natural resources of any kind, and to occupy, build, construct, erect, develop, design, equip, execute, carry out, demolish, reconstruct, adapt, improve, work, maintain, repair, renovate, administer, manage or control offices, exchanges of any kind, telecommunication systems, repeater stations, radio stations, satellite tracking stations, earth stations, warehouses, depots, works, plants, factories, garages, motor vehicle workshops, jetties, roads, railways, wharves, piers, docks, towers, retail premises, dwellings and other building structures, erections, installations or facilities of all kinds, whether for the purposes of the Company or for sale, letting or hiring to others or for any other purpose, and to contribute to or assist in (financially or otherwise) or carry out any part of, any such operation, and to purchase, take on lease, or otherwise acquire personal property of all kinds, and to sell, let on lease or otherwise dispose of, or grant rights over, or develop or exploit, the whole or any part of any real or personal property belonging to the Company or in respect of which the Company has any interest or which may be of benefit to the Company or any such property in which the Company has no interest but which may conveniently or advantageously be developed or turned to account with real or personal property in respect of which the Company does have an interest.

(10)                      To apply for and take out, purchase or otherwise acquire any patents, patent rights, inventions, secret processes, designs, copyrights, trade marks, service marks, commercial names and designations, formulae, licences, concessions and the like (and any interest therein) or any exclusive or non exclusive or limited right to use, or any secret or other information as to, any invention or secret process of any kind and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account or deal with, the property, rights or information so acquired.

(11)                      To borrow or raise money or secure or discharge any debt or obligation (whether of the Company or of any other person) in such manner as may be thought fit by the Company and in particular (but without prejudice to the generality of the foregoing) by the issue of securities of any kind or mortgages or charges (fixed or floating) founded or based upon all or any part of the undertaking, property, assets and rights (present and future) of the Company including its uncalled capital or without any such security and upon such terms as to priority or otherwise as the Company shall think fit; and to receive money on deposit and advance payments with or without allowance of interest thereon.

(12)                      To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any contracts, obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company and whether or not any consideration or advantage is received by the Company.

(13)                      To advance, lend or deposit money, and to give credit or financial accommodation to any person with or without taking any security therefor and upon such other terms as may be thought fit by the Company.

(14)                      To subscribe, underwrite, purchase or otherwise acquire, and to accept, take, hold, charge, mortgage, sell, dispose of and deal with, any obligations, securities or other investments of any nature whatsoever and any options or rights in respect thereof, and to buy, sell, deal in and invest in foreign currencies and exchange.

(15)                      To draw, accept, make, endorse, discount, negotiate, execute, issue, buy, sell and deal in bills of exchange, cheques and promissory notes and other negotiable or transferable instruments.

(16)                      To accept securities of any person or any property or interest therein of whatsoever nature in payment or part payment for any services rendered or for any sale or supply made to, or debt owing from, any such person.

(17)                      To insure any property, asset, matter or interest and against any potential liability or loss of the Company or of any other person and the life or health of any person for the benefit of the Company.

(18)                      To apply for, secure, acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise, and to exercise, carry out and enjoy, any licence, franchise, concession, right, privilege, authority, charter or power which any person may be empowered to grant; and to pay for, aid in and contribute towards carrying the same into effect and do all things required of the Company thereunder.

(19)                      To apply for, promote and obtain (alone or with others) any statute, order, by-law, charter, regulation or other authorization or enactment which may seem calculated directly or indirectly to benefit the Company and (alone or with others) to oppose any bills, proceedings or applications which may seem calculated or likely directly or indirectly to prejudice the interests of the Company or persons having dealings with the Company.

(20)                      To sell, dispose of or transfer the business, property and undertaking of the Company or any asset or part thereof for any consideration which the Company may see fit to accept, and in particular (but without prejudice to the generality of the foregoing) to sell or otherwise dispose of any of the debts due or to become due to the Company to factors or others for collection and to act as agents for such factors or others in the collection of debts so sold and to enter into any obligations or recourse or otherwise in connection therewith.

(21)                      To promote, establish, acquire, subscribe to or take any interest in, alone or with others, any company, body corporate, fund, trust, or other person or body of persons whether incorporated or not incorporated and whether or not having objects similar to those of the Company; to purchase or otherwise acquire all or any of the business, property and liabilities of any person carrying on a business including all or any part of the purposes within the objects of the Company or a business which in the opinion of the Company may be conveniently or advantageously carried on by the Company or a business having rights in assets the acquisition of which is in the opinion of the Company likely to be in its interests, and to conduct, carry on and expand or liquidate and wind up any such business.

(22)                      To enter into and carry into effect any arrangement for partnership or joint working in business or for the sharing of profits or for amalgamation with any other person.

(23)                      To establish agencies and local boards in the United Kingdom and elsewhere in any part of the world and to regulate and discontinue the same; to procure the registration, incorporation or recognition of the company in, or under the laws of, any place outside England.

(24)                      To establish, purchase, maintain and contribute to any pension, superannuation, retirement, redundancy, injury, death benefit or insurance funds, trusts, schemes or policies for the benefit of, and to give or procure the giving of pensions, annuities, allowances, gratuities, donations, emoluments, benefits of any description (whether in kind or otherwise), incentives, bonuses, assistance (whether financial or otherwise) and accommodation in such manner and on such terms as it thinks fit to, and to make payments for or towards the insurance of, any individuals who are or were at any time in the employment of, or directors or officers of (or held comparable or equivalent office in), or acted as consultants or advisers to or agents for, the Company or any company which is its holding company or is a subsidiary of the Company or any such holding company, or any person to whose business the Company or any subsidiary of the Company is, in whole or in part, a successor directly or indirectly or any person which is otherwise allied to or associated with the Company and to other individuals whose service has been of benefit to the Company or who the Company considers have a moral claim on the Company, and the spouses, widows, widowers, families and dependents of any such individuals as aforesaid, and to establish, provide, manage and maintain and provide financial assistance to welfare, sports and social facilities, associations, clubs, funds and institutions which the Company considers likely to benefit or further the interests of any of the aforementioned individuals and spouses, widows, widowers, families and dependents of any such aforementioned individuals, and to manage, maintain, support and provide financial assistance to any such facility, association, club, fund or institution which has been established, provided for, managed, maintained, supported or subscribed to by any person to whose business the Company or any subsidiary of the Company is, in whole or in part, a successor.

(25)                      To establish, contribute to, maintain, advise and assist schemes for the acquisition by employees, former employees and directors or by trustees of shares in the Company or its holding company to be held by or for the benefit of such employees, former employees and directors as aforesaid of the Company or of any of the Company’s subsidiaries or its holding company or of any subsidiaries of its holding company and to lend money to any such employees, former employees and directors to enable them to acquire shares in the Company or in its holding company and to establish, implement and assist (financially or otherwise) the administration and running of any schemes for sharing profits of the Company or any other such company as aforesaid with any such employees, former employees and directors.

(26)                      From time to time to subscribe or contribute (in cash or in kind) to, or to promote, any charitable, benevolent or useful object of a public character or any object which may in the opinion of the Company be likely directly or indirectly to further the interests of the Company, its employees or its members.

(27)                      To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with, or as factors, contractors, trustees, principals or agents for, any other persons, or by or through factors, trustees or agents, and to act as directors of or secretary, manager, registrar, or transfer agent for, or adviser or consultant to, any person, and to act as trustees of any kind and to undertake and execute any trust.

(28)                      To pay and discharge all or any expenses, costs and disbursements, to pay commissions and to remunerate any person for services rendered or to be rendered in connection with the formation, promotion and flotation of the Company and the underwriting or placing or issue at any time of any securities of the Company or of any other person.

(29)                      To issue, allot and grant options over securities of the Company for cash or otherwise or in payment or part payment for any real or personal property or rights therein purchased or otherwise acquired by the Company or any services rendered to, or at the request of, or for the benefit of, the Company or as security for, or indemnity for, or towards satisfaction of, any liability or obligation undertaken or agreed to be undertaken by or for the benefit of the Company, for any obligation (even if less than the nominal value of such securities) or for any other purpose.

(30)                      To invest the moneys and utilise the property and assets of the Company not immediately required in such a manner as the Company may from time to time determine.

(31)                      To distribute in specie or otherwise by way of dividend or bonus or reduction of capital all or any of the property or assets of the Company among its members and particularly, but without prejudice to the generality of the foregoing, securities of any other company formed to take over the whole or any part of the assets or liabilities of the Company or any proceeds of sale or other disposal of any property or assets of the Company.

(32)                      Generally to do all such other things as in the opinion of the Company are or may be incidental or conducive to the attainment of the above objects or any of them.

5.                                 The liability of the members shall be limited to the paid-up value of their shares.

6.                                 The authorised share capital of the Company is £20,000,002, divided into 200,000,010 ordinary shares of £0.10 each and one special rights non-voting redeemable preference share of £1.  The issued share capital is £10,034,580.10, divided into 100,345,801 ordinary shares of £0.10 each and one special rights non-voting redeemable preference share of £1. The Company shall have the power from time to time to divide the original or any increased capital into classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions and conditions.

7.                                 It is hereby declared that in this Memorandum:

(a)                            The expressions subsidiary and subsidiary undertaking shall in this Memorandum bear the meanings given to them in the Companies Act 1985 (as amended).

(b)                           References to person or persons shall where the context permits include but not be limited to individuals, firms, partnerships, companies, corporations, governments, and other authorities or agencies supreme, municipal, local or otherwise, undertakings, societies, clubs, associations, organisations (local, national and international), statutory, public and other bodies (and outside the United Kingdom their equivalent) and any legal entity whether or not incorporated.

(c)                            References to securities shall where the context permits include but not be limited to any fully, partly or nil paid or no par value share, stock, unit, debenture, debenture or loan stock (perpetual or terminable), bond, deposit receipt, bill, note, warrant, coupon, right to subscribe or convert, or similar right or obligation.

(d)                           References to and and or shall mean and/or where the context so permits.

(e)                            References to other and otherwise shall not be construed ejusdem generis where a wider construction is possible.

(f)                              The Organization means the International Mobile Satellite Organization (formerly known as the International Maritime Satellite Organization) established by the Convention.

(g)                           Convention means the Convention (as amended) on the International Mobile Satellite Organization which entered into force on 16 July 1979.

(h)                           GMDSS means Global Maritime Distress and Safety System as established by the International Maritime Organization.

8.                                 In carrying out its objects as specified in Clause 3, the Company shall have regard to the following basic principles:

(a)                            ensuring the continued provision of global maritime distress and safety satellite communications services, in particular those which are specified in the International Convention for the Safety of Life at Sea, 1974, as amended from time to time, and the Radio Regulations annexed to the International Telecommunication Constitution and Convention, as amended from time to time, relative to the GMDSS;

(b)                           providing services without discrimination on the basis of nationality.  Notwithstanding the foregoing, the Company shall have the right to offer different charges for the same service in defined geographical regions in which end-user calls or messages originate or terminate and which are technically verifiable;

(c)                            acting exclusively for peaceful purposes, taking into account the past practices of the Organization and the practice of the Company;

(d)                           seeking to serve all areas where there is a need for mobile satellite communications, giving due consideration to the rural and the remote areas of developing countries; and

(e)                            operating in a manner consistent with fair competition, subject to applicable laws and regulations.

Name and Address of Subscriber	Number of Shares Taken by Subscriber

NICHOLAS LEONARD ROWE Gable House, 64 High Road Shillington Nr Hitchin Herts SG5 3LP	One

Solicitor

Total shares taken	One

Date:  20 November 1998

Witness to the above signature
John Cordova-Udompholkul
Freshfields
65 Fleet Street
London EC4Y 1HS